UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13D
                                (Rule 13d-101)

           Information to be Included in Statements Filed Pursuant to 13d-1(a) and Amendments Thereto Filed Pursuant to 13d-2(a)


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 12)*

                           THE SEAGRAM COMPANY LTD.
  --------------------------------------------------------------------------
                               (Name of Issuer)

                  common shares without nominal or par value
  --------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  811850 10 6
            -------------------------------------------------------
                                (CUSIP Number)
                                Sarah E. Cogan
                          Simpson Thacher & Bartlett
        425 Lexington Avenue, New York, New York  10017  (212) 455-3575
  --------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                               November 11, 1997
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Note:  Six  copies of this statement, including all  exhibits, should be filed
with the Commission.   See Rule 13d-1(a) for other parties  to whom copies are
to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                              PAGE 1 OF 34 PAGES

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 2 of 34 Pages


     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            EDGAR M. BRONFMAN, individually, as trustee under certain
            trusts for the benefit of descendants of the late
            Samuel Bronfman, as Managing Partner of Bronfman Associates, as
            trustee of a certain charitable foundation and as voting
            trustee under a certain voting trust agreement.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                 7   SOLE VOTING POWER
                             710,828

   NUMBER OF     8   SHARED VOTING POWER
    SHARES                 6,519,420
 BENEFICIALLY
   OWNED BY
     EACH        9   SOLE DISPOSITIVE POWER
   REPORTING                 710,828
    PERSON
     WITH        10  SHARED DISPOSITIVE POWER
                          60,944,960

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          67,934,852

    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 19.5

    14      TYPE OF REPORTING PERSON*
                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 3 of 34 Pages


     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            THE HON. CHARLES R. BRONFMAN, individually, as director or trustee of certain charitable foundations and as voting trustee under certain voting trust agreements.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 Canada

                 7   SOLE VOTING POWER
                          116,510,296

   NUMBER OF     8   SHARED VOTING POWER
    SHARES                 6,519,420
 BENEFICIALLY
   OWNED BY      9   SOLE DISPOSITIVE POWER
     EACH                  1,411,528
   REPORTING
    PERSON
     WITH        10  SHARED DISPOSITIVE POWER
                           4,114,520

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         123,029,716

    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 35.3

    14      TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 4 of 34 Pages



     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            PHYLLIS LAMBERT, individually and as director of a certain charitable foundation.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 Canada

                 7   SOLE VOTING POWER

                           1,000,000
   NUMBER OF     8   SHARED VOTING POWER
    SHARES
 BENEFICIALLY                    240
   OWNED BY
     EACH        9   SOLE DISPOSITIVE POWER
   REPORTING               1,000,000
     PERSON
     WITH        10  SHARED DISPOSITIVE POWER

                                 240

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           1,000,240
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0.3

    14      TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 5 of 34 Pages



     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            SAMUEL BRONFMAN II, individually and as trustee of a certain charitable foundation.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                 7   SOLE VOTING POWER

                             102,508
   NUMBER OF     8   SHARED VOTING POWER
    SHARES
 BENEFICIALLY                240,000
   OWNED BY
     EACH        9   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                   102,508
     WITH        10  SHARED DISPOSITIVE POWER

                             240,000

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             342,508
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0.1

    14      TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 6 of 34 Pages


     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            EDGAR BRONFMAN, JR., individually, as trustee under certain trusts for the benefit of descendants of the late
            Samuel Bronfman and as trustee of a certain charitable
            foundation.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                 7   SOLE VOTING POWER

                           1,939,840
   NUMBER OF     8   SHARED VOTING POWER
    SHARES
 BENEFICIALLY                240,000
   OWNED BY
     EACH        9   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                 1,939,840
     WITH        10  SHARED DISPOSITIVE POWER

                          60,945,337

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         62,885,177
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 18.0

    14      TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 7 of 34 Pages


     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            MATTHEW BRONFMAN, individually, as trustee under certain
            trusts for the benefit of descendants of the late
            Samuel Bronfman and as director of a certain charitable foundation.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                 7   SOLE VOTING POWER

                                 240
   NUMBER OF     8   SHARED VOTING POWER
    SHARES
 BENEFICIALLY                    240
   OWNED BY
     EACH        9   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                       240
     WITH        10  SHARED DISPOSITIVE POWER

                          60,704,844

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          60,705,084
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 17.4

    14      TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 8 of 34 Pages


     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            STEPHEN R. BRONFMAN, individually, as trustee under a certain trust for the benefit of descendants of the late
            Samuel Bronfman and as director of certain charitable
            foundations.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 Canada

                 7   SOLE VOTING POWER

                              24,000
   NUMBER OF     8   SHARED VOTING POWER
    SHARES
 BENEFICIALLY                    240
   OWNED BY
     EACH        9   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                    24,000
     WITH        10  SHARED DISPOSITIVE POWER

                          28,674,404

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          28,698,404
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 8.2

    14      TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 9 of 34 Pages


     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            ELLEN J. BRONFMAN HAUPTMAN, individually and as trustee under a certain trust for the benefit of descendants of the late
            Samuel Bronfman.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 Canada

                 7   SOLE VOTING POWER

                              24,000
   NUMBER OF     8   SHARED VOTING POWER
    SHARES
 BENEFICIALLY                      0
   OWNED BY
     EACH        9   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                    24,000
     WITH        10  SHARED DISPOSITIVE POWER

                          24,800,000

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          24,824,000
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 7.1

    14      TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 10 of 34 Pages


     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            HAROLD R. HANDLER, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                 7   SOLE VOTING POWER

                                   0
   NUMBER OF     8   SHARED VOTING POWER
    SHARES
 BENEFICIALLY                      0
   OWNED BY
     EACH        9   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                         0
     WITH        10  SHARED DISPOSITIVE POWER

                          60,704,604

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          60,704,604
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 17.4

    14      TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 11 of 34 Pages


     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            MAYO A. SHATTUCK III, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                 7   SOLE VOTING POWER

                                   0
   NUMBER OF     8   SHARED VOTING POWER
    SHARES
 BENEFICIALLY                      0
   OWNED BY
     EACH        9   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                         0
     WITH        10  SHARED DISPOSITIVE POWER

                          60,704,604

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          60,704,604
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 17.4

    14      TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 12 of 34 Pages


     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            JOHN L. WEINBERG, individually and as trustee under certain trusts for the benefit of descendants of the late
            Samuel Bronfman.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                 7   SOLE VOTING POWER

                              12,000
   NUMBER OF     8   SHARED VOTING POWER
    SHARES
 BENEFICIALLY                      0
   OWNED BY
     EACH        9   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                    12,000
     WITH        10  SHARED DISPOSITIVE POWER

                          60,704,604

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          60,716,604
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 17.4

    14      TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 13 of 34 Pages


     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            ARNOLD M. LUDWICK, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as a director of certain charitable foundations.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 Canada

                 7   SOLE VOTING POWER

                                   0
   NUMBER OF     8   SHARED VOTING POWER
    SHARES
 BENEFICIALLY                      0
   OWNED BY
     EACH        9   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                         0
     WITH        10  SHARED DISPOSITIVE POWER

                          28,674,164

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          28,674,164
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 8.2

    14      TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 14 of 34 Pages


     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            ROBERT S. VINEBERG, individually and as trustee under a certain trust for the benefit of descendants of the late
            Samuel Bronfman.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 Canada

                 7   SOLE VOTING POWER

                              53,200
   NUMBER OF     8   SHARED VOTING POWER
    SHARES
 BENEFICIALLY                      0
   OWNED BY
     EACH        9   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                    53,200
     WITH        10  SHARED DISPOSITIVE POWER

                          24,800,000

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          24,853,200
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 7.1

    14      TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 15 of 34 Pages


     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            GARY J. GARTNER, as trustee under certain trusts for the
            benefit of descendants of the late Samuel Bronfman.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 Canada

                 7   SOLE VOTING POWER

                                   0
   NUMBER OF     8   SHARED VOTING POWER
    SHARES
 BENEFICIALLY                      0
   OWNED BY
     EACH        9   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                         0
     WITH        10  SHARED DISPOSITIVE POWER

                           3,400,000

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           3,400,000
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 1.0

    14      TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 16 of 34 Pages


     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            STEVEN H. LEVIN, as trustee under certain trusts for the
            benefit of descendants of the late Samuel Bronfman.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                 7   SOLE VOTING POWER

                                   0
   NUMBER OF     8   SHARED VOTING POWER
    SHARES
 BENEFICIALLY                      0
   OWNED BY
     EACH        9   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                         0
     WITH        10  SHARED DISPOSITIVE POWER

                           3,400,000

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           3,400,000
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 1.0

    14      TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 17 of 34 Pages


     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            JEFFREY D. SCHEINE, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                 7   SOLE VOTING POWER

                                   0
   NUMBER OF     8   SHARED VOTING POWER
    SHARES
 BENEFICIALLY                      0
   OWNED BY
     EACH        9   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                         0
     WITH        10  SHARED DISPOSITIVE POWER

                           3,400,000

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           3,400,000
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 1.0

    14      TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 18 of 34 Pages


     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            TREVOR CARMICHAEL, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 Barbados

                 7   SOLE VOTING POWER

                                   0
   NUMBER OF     8   SHARED VOTING POWER
    SHARES
 BENEFICIALLY                      0
   OWNED BY
     EACH        9   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                         0
     WITH        10  SHARED DISPOSITIVE POWER

                          22,320,000

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          22,320,000
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 6.4

    14      TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 19 of 34 Pages


     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            NEVILLE LEROY SMITH, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 Barbados

                 7   SOLE VOTING POWER

                                   0
   NUMBER OF     8   SHARED VOTING POWER
    SHARES
 BENEFICIALLY                      0
   OWNED BY
     EACH        9   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                         0
     WITH        10  SHARED DISPOSITIVE POWER

                          22,320,000

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          22,320,000
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 6.4

    14      TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 20 of 34 Pages


     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            BRUCE I. JUDELSON, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                 7   SOLE VOTING POWER

                                   0
   NUMBER OF     8   SHARED VOTING POWER
    SHARES
 BENEFICIALLY                      0
   OWNED BY
     EACH        9   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                         0
     WITH        10  SHARED DISPOSITIVE POWER

                          22,320,000

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          22,320,000
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 6.4

    14      TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 21 of 34 Pages


     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            STANLEY N. BERGMAN, as trustee under certain trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                 7   SOLE VOTING POWER

                                   0
   NUMBER OF     8   SHARED VOTING POWER
    SHARES
 BENEFICIALLY              6,279,064
   OWNED BY
     EACH        9   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                         0
     WITH        10  SHARED DISPOSITIVE POWER

                           5,962,736

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           6,279,064
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 1.8

    14      TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 22 of 34 Pages


     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            DR. GUIDO GOLDMAN, as trustee under certain trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                 7   SOLE VOTING POWER

                                   0
   NUMBER OF     8   SHARED VOTING POWER
    SHARES
 BENEFICIALLY              6,279,064
   OWNED BY
     EACH        9   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                         0
     WITH        10  SHARED DISPOSITIVE POWER

                           5,962,736

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           6,279,064
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 1.8

    14      TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No. 811850 10 6                Page 23 of 34 Pages


     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            LEONARD M. NELSON, as trustee under certain trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement.
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /

                                                                 (b)  / /

     3      SEC USE ONLY

     4      SOURCE OF FUNDS*

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                            / /

     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                 7   SOLE VOTING POWER

                                   0
   NUMBER OF     8   SHARED VOTING POWER
    SHARES
 BENEFICIALLY              6,279,064
   OWNED BY
     EACH        9   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                         0
     WITH        10  SHARED DISPOSITIVE POWER

                           5,962,736

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           6,279,064
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              / /

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 1.8

    14      TYPE OF REPORTING PERSON*

                 IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                                   Page 24 of 34 Pages

Item 5.  Interest in Securities of the Issuer.

                 Item 5 of the Statement on Schedule 13D, as amended, to which this amendment relates (the "Schedule 13D"), filed pursuant to Rule 13d-1 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the common shares without nominal or par value (the "Shares") of The Seagram Company Ltd., is hereby supplemented as follows:

                 Current Ownership. As of the date hereof, Bronfman Associates, a New York general partnership ("BA"), owns 59,218,088 Shares or approximately 17.0% of the outstanding Shares. Edgar M. Bronfman is the Managing Partner of BA and the other partners of BA are the Edgar Miles Bronfman Trust (the "EMBT"), which holds a 99% general partnership interest, and the children of Edgar M. Bronfman, including Samuel Bronfman II, Edgar Bronfman, Jr. and Matthew Bronfman. The EMBT owns no Shares directly. Edgar
M. Bronfman, Edgar Bronfman, Jr., Matthew Bronfman, Harold R. Handler, Mayo
A. Shattuck III and John L. Weinberg are the trustees of the EMBT and of the PBBT/Edgar Miles Bronfman Family Trust (the "PBBT/EMBFT"), which are trusts for the benefit of Edgar M. Bronfman and his descendants. The PBBT/EMBFT owns 1,486,516 Shares or approximately 0.43% of the outstanding Shares.

                 The C. Bronfman Family Trust (the "C.BFT"), the Charles Rosner Bronfman Family Trust (the "CRBFT"), The Charles Bronfman Trust (the "CBT") and The Charles R. Bronfman Trust (the "CRBT"), trusts for the benefit of Charles R. Bronfman and his descendants, own 22,320,000 Shares, 24,800,000 Shares, 1,700,000 Shares and 1,700,000 Shares, or approximately 6.4%, 7.1%, 0.49% and 0.49% of the outstanding Shares, respectively. Trevor Carmichael, Neville LeRoy Smith and Bruce I. Judelson are the trustees of the C.BFT. Stephen R. Bronfman, Ellen J. Bronfman Hauptman, Arnold M. Ludwick and Robert
S. Vineberg are the trustees of the CRBFT, and Gary J. Gartner, Steven H. Levin and Jeffrey D. Scheine are the trustees of each of the CBT and the CRBT.

                 The Saidye Rosner Bronfman Ruby Trust (the "Ruby Trust") and the Saidye Rosner Bronfman Topaz Trust (the "Topaz Trust," and together with the Ruby Trust, the "de Gunzburg Trusts"), trusts for the benefit of descendants of the late Minda de Gunzburg, own 4,348,732 Shares and 1,614,004 Shares, or approximately 1.2% and 0.46% of the outstanding Shares, respectively. Stanley N. Bergman, Dr. Guido Goldman and Leonard M. Nelson are the trustees of the de Gunzburg Trusts.

                 Philotecton Canada Inc. ("Philotecton"), a corporation wholly owned by Phyllis Lambert, owns 828,000 Shares or approximately 0.24% of the outstanding Shares.

                 Edgar M. Bronfman, Charles R. Bronfman, Phyllis Lambert and the late Minda de Gunzburg are siblings.

                 The Claridge Foundation, a charitable foundation the members and directors of which include Charles R. Bronfman, Stephen R. Bronfman and

                                                   Page 25 of 34 Pages

Arnold M. Ludwick, owns 3,280,000 Shares or approximately 0.94% of the outstanding Shares. The Chastell Foundation, a charitable foundation the members and directors of which include Charles R. Bronfman, Stephen R. Bronfman and Arnold M. Ludwick, owns 594,164 Shares or approximately 0.17% of the outstanding Shares. The Samuel Bronfman Foundation, a charitable foundation the trustees of which include Edgar M. Bronfman, Charles R. Bronfman, Samuel Bronfman II and Edgar Bronfman, Jr., owns 240,000 Shares or approximately 0.07% of the outstanding Shares. The Samuel and Saidye Bronfman Family Foundation, a charitable foundation the directors of which include Phyllis Lambert, Matthew Bronfman and Stephen R. Bronfman, owns 240 Shares.

                 Edgar M. Bronfman owns directly 240 Shares, holds currently exercisable options to acquire 710,588 Shares and serves as an executor of an estate which owns 356 Shares; Charles R. Bronfman owns directly 1,002,760 Shares, holds currently exercisable options to acquire 408,768 Shares and serves as an executor of an estate which owns 356 Shares; Phyllis Lambert owns directly 172,000 Shares; Samuel Bronfman II owns directly 240 Shares and holds currently exercisable options to acquire 102,268 Shares; Edgar Bronfman, Jr. owns directly 240 Shares, holds currently exercisable options to acquire 1,939,600 Shares and, through an investment in the Joseph E. Seagram & Sons, Inc. 401(k) Plan with a value of $25,619.80 as of August 31, 1997, owns indirectly approximately 733 Shares; Matthew Bronfman owns directly 240 Shares; Stephen R. Bronfman owns directly 24,000 Shares; Ellen
J. Bronfman Hauptman owns directly 24,000 Shares; John L. Weinberg owns directly 12,000 Shares and Robert S. Vineberg owns indirectly 53,200 Shares. Except with respect to Shares held by Edgar Bronfman, Jr. through the 401(k) Plan, each of such persons has the sole power to vote, or direct the voting of, and the sole power to dispose of, or direct the disposition of, the Shares stated to be owned directly, or indirectly in the case of Mr. Vineberg, by such person. In addition, the spouse of Edgar M. Bronfman owns directly 1,840 Shares, and the spouse of Charles R. Bronfman owns directly 12,000 Shares.

                 The power to vote, or direct the voting of, and the power to dispose of, or direct the disposition of, the Shares beneficially owned by each of the aforementioned trusts is shared by the respective trustees of such trusts, except that the authority of the trustees to vote and dispose of the Shares beneficially owned by the trusts is limited by the voting trust agreements and right of first refusal agreement described below.

                 Charles R. Bronfman is the voting trustee under a Voting Trust Agreement dated August 3, 1984, as amended, covering the 115,798,768 Shares owned directly or indirectly by the EMBT, the PBBT/EMBFT, the C.BFT, the CRBFT, the CBT, the CRBT, The Claridge Foundation and The Chastell Foundation, along with 700,000 shares owned by Charles R. Bronfman. See Item 6 - "Voting Trust Agreements" of the Schedule 13D.

                 Edgar M. Bronfman, Charles R. Bronfman, Stanley N. Bergman, Leonard M. Nelson and Dr. Guido Goldman are the voting trustees under a Voting Trust Agreement dated May 15, 1986 covering the 5,962,736 Shares owned

                                                   Page 26 of 34 Pages

by the de Gunzburg Trusts, and 316,328 Shares owned by Jean de Gunzburg.  See
Item 6 - "Voting Trust Agreements" of the Schedule 13D.

                 The Shares subject to the aforementioned voting trusts, along with Shares owned by Phyllis Lambert and Philotecton, are subject to a right-of-first-refusal agreement. See Item 6 - "Right of First Refusal Agreements" of the Schedule 13D.

                 Each person identified in the Schedule 13D expressly disclaims any beneficial interest in the Shares, except for those Shares which are stated to be owned directly by such person or, in the case of Phyllis Lambert, owned by Philotecton, and except to the extent of such person's beneficial interest in a trust which owns such Shares.

                 Except to the extent expressly provided in agreements described in the Schedule 13D, the persons filing this statement expressly disclaim (i) that the trustees of the trusts referred to in the Schedule 13D act as a group with the trustees of any other trusts referred to in the
Schedule 13D, and (ii) that any group exists with respect to the Shares referred to in the Schedule 13D.

                 The number of Shares over which the trustees of the trusts described herein, Phyllis Lambert and Samuel Bronfman II exercise voting or dispositive power, either sole or shared, are set forth on the cover pages hereto. Percentages set forth on such cover pages and in this Item 5 are based on the 349,013,166 Shares outstanding as of October 31, 1997.

                 Recent Transactions. During August 1997, Ellworth Holding S.A., a corporation of which the C.BFT owned substantially all of the equity ("Ellworth"), sold an aggregate of 1,500,000 Shares in open market sales effected through brokerage transactions by PaineWebber Incorporated ("PaineWebber") on the New York Stock Exchange at an average price per Share of $35.42. On September 17, 1997, the C.BFT acquired all 23,200,000 Shares then beneficially owned by Ellworth in connection with the winding up of Ellworth.

                 On November 10, 1997, BA sold an aggregate of 1,085,000 Shares in open market sales effected through brokerage transactions by Morgan Stanley & Co. Incorporated ("Morgan Stanley") on the New York Stock Exchange at the following per Share prices:

                 Number of Shares          Price per Share

                     505,000               $32.875
                     426,200               $33.00
                       6,000               $33.125
                      25,000               $33.25
                      17,500               $33.34
                      48,900               $33.375
                       2,400               $33.5625
                      50,000               $33.50
                       4,000               $33.625.

                                                   Page 27 of 34 Pages

On November 11, 1997, BA sold 765,000 Shares in an open market sale effected through a brokerage transaction by Morgan Stanley on the New York Stock Exchange at a price per Share of $32.875.

                 On November 11, 1997, the C.BFT sold an aggregate of 1,000,000 Shares in open market sales effected through brokerage transactions by PaineWebber on the New York Stock Exchange at $32.8125 for 500,000 of such Shares and $32.875 for the remainder of such Shares.

                 On November 11, 1997, Edgar M. Bronfman exercised employee stock options for 121,200 Shares and sold the 121,200 Shares in open market sales effected through brokerage transactions by Chase Securities Inc. ("CSI") on the New York Stock Exchange at a price per Share of $32.875. On November 12, 1997, Samuel Bronfman II exercised employee stock options for 11,400 Shares and sold the 11,400 Shares in open market sales effected through brokerage transactions by CSI on the New York Stock Exchange at a price per Share of $32.875.

                 During July 1997, the Ruby Trust and the Topaz Trust sold an aggregate of 181,100 Shares and 500,000 Shares, respectively, in open market sales effected through brokerage transactions by Bear Stearns on the New York Stock Exchange at an average price per Share of $40.19.

                                                   Page 28 of 34 Pages

Signatures
----------
                 After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  November 21, 1997

                                  EDGAR M. BRONFMAN, individually, as
                                  trustee under certain trusts for the
                                  benefit of descendants of the late
                                  Samuel Bronfman, as Managing Partner
                                  of Bronfman Associates, as trustee of
                                  a certain charitable foundation and
                                  as voting trustee under a certain
                                  voting trust agreement


                                  by: /s/ Harold R. Handler
                                      ---------------------
                                      Harold R. Handler
                                      Attorney-in-Fact (Pursuant to
                                      Powers of Attorney previously
                                      filed with the Securities and
                                      Exchange Commission)


                                  THE HON. CHARLES R. BRONFMAN,
                                  individually, as director or trustee
                                  of certain charitable foundations and
                                  as voting trustee under certain
                                  voting trust agreements


                                  by: /s/ Michel Boucher
                                      ------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a
                                      Power of Attorney previously
                                      filed with the Securities and
                                      Exchange Commission)

                                  PHYLLIS LAMBERT


                                  by: /s/ Michel Boucher
                                      ------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a
                                      Power of Attorney previously
                                      filed with the Securities and
                                      Exchange Commission)

                                                   Page 29 of 34 Pages

                                  SAMUEL BRONFMAN II, individually and
                                  as trustee of a certain charitable
                                  foundation


                                  by: /s/ Harold R. Handler
                                      ---------------------
                                      Harold R. Handler
                                      Attorney-in-Fact (Pursuant to a
                                      Power of Attorney previously
                                      filed with the Securities and
                                      Exchange Commission)


                                  EDGAR BRONFMAN, JR., individually, as
                                  trustee under certain trusts for the
                                  benefit of descendants of the late
                                  Samuel Bronfman and as trustee of a
                                  certain charitable foundation


                                  by: /s/ Harold R. Handler
                                      ---------------------
                                      Harold R. Handler
                                      Attorney-in-Fact (Pursuant to
                                      Powers of Attorney previously
                                      filed with the Securities and
                                      Exchange Commission)

                                  MATTHEW BRONFMAN, individually and as
                                  trustee under certain trusts for the
                                  benefit of descendants of the late
                                  Samuel Bronfman


                                  by: /s/ Harold R. Handler
                                      ---------------------
                                      Harold R. Handler
                                      Attorney-in-Fact (Pursuant to
                                      Powers of Attorney previously
                                      filed with the Securities and
                                      Exchange Commission)

                                                   Page 30 of 34 Pages

                                  STEPHEN R. BRONFMAN, individually, as
                                  trustee under a certain trust for the
                                  benefit of descendants of the late
                                  Samuel Bronfman and as director of a
                                  certain charitable foundation


                                  by: /s/ Michel Boucher
                                      ------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a
                                      Power of Attorney previously
                                      filed with the Securities and
                                      Exchange Commission)

                                  ELLEN J. BRONFMAN HAUPTMAN,
                                  individually and as trustee under a
                                  certain trust for the benefit of
                                  descendants of the late Samuel
                                  Bronfman


                                  by: /s/ Michel Boucher
                                      ------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a
                                      Power of Attorney previously
                                      filed with the Securities and
                                      Exchange Commission)


                                  /s/ Harold R. Handler
                                  ---------------------
                                  HAROLD R. HANDLER, as trustee under
                                  certain trusts for the benefit of
                                  descendants of the late Samuel
                                  Bronfman

                                  MAYO A. SHATTUCK III, as trustee
                                  under certain trusts for the benefit
                                  of descendants of the late Samuel
                                  Bronfman


                                  by: /s/ Harold R. Handler
                                      ---------------------
                                      Harold R. Handler
                                      Attorney-in-Fact (Pursuant to a
                                      Power of Attorney previously
                                      filed with the Securities and
                                      Exchange Commission)

                                                   Page 31 of 34 Pages

                                  JOHN L. WEINBERG, individually and as
                                  trustee under certain trusts for the
                                  benefit of descendants of the late
                                  Samuel Bronfman


                                  by: /s/ Harold R. Handler
                                      ---------------------
                                      Harold R. Handler
                                      Attorney-in-Fact (Pursuant to
                                      Powers of Attorney previously
                                      filed with the Securities and
                                      Exchange Commission)


                                  ARNOLD M. LUDWICK, as trustee under a
                                  certain trust for the benefit of
                                  descendants of the late Samuel
                                  Bronfman and as a director of certain
                                  charitable foundations


                                  by: /s/ Michel Boucher
                                      ------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a
                                      Power of Attorney previously
                                      filed with the Securities and
                                      Exchange Commission)


                                  ROBERT S. VINEBERG, as trustee under
                                  a certain trust for the benefit of
                                  descendants of the late Samuel
                                  Bronfman


                                  by: /s/ Michel Boucher
                                      ------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a
                                      Power of Attorney previously
                                      filed with the Securities and
                                      Exchange Commission)

                                                   Page 32 of 34 Pages

                                  GARY J. GARTNER, as trustee under
                                  certain trusts for the benefit of
                                  descendants of the late Samuel
                                  Bronfman


                                  by: /s/ Michel Boucher
                                      ------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a
                                      Power of Attorney previously
                                      filed with the Securities and
                                      Exchange Commission)


                                  STEVEN H. LEVIN, as trustee under
                                  certain trusts for the benefit of
                                  descendants of the late Samuel
                                  Bronfman


                                  by: /s/ Michel Boucher
                                      ------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a
                                      Power of Attorney previously
                                      filed with the Securities and
                                      Exchange Commission)



                                  JEFFREY D. SCHEINE, as trustee under
                                  certain trusts for the benefit of
                                  descendants of the late Samuel
                                  Bronfman


                                  by: /s/ Michel Boucher
                                      ------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a
                                      Power of Attorney previously
                                      filed with the Securities and
                                      Exchange Commission)


                                  TREVOR CARMICHAEL, as trustee under a
                                  certain trust for the benefit of
                                  descendants of the late Samuel
                                  Bronfman


                                  by: /s/ Michel Boucher
                                      ------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a
                                      Power of Attorney previously
                                      filed with the Securities and
                                      Exchange Commission)

                                                   Page 33 of 34 Pages

                                  NEVILLE LEROY SMITH, as trustee under
                                  a certain trust for the benefit of
                                  descendants of the late Samuel
                                  Bronfman


                                  by: /s/ Michel Boucher
                                      ------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a
                                      Power of Attorney previously
                                      filed with the Securities and
                                      Exchange Commission)


                                  BRUCE I. JUDELSON, as trustee under a
                                  certain trust for the benefit of
                                  descendants of the late Samuel
                                  Bronfman


                                  by: /s/ Michel Boucher
                                      ------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a
                                      Power of Attorney previously
                                      filed with the Securities and
                                      Exchange Commission)

                                                   Page 34 of 34 Pages

                                  /s/ Stanley N. Bergman
                                  ----------------------
                                  STANLEY N. BERGMAN, as trustee under
                                  certain trusts for the benefit of
                                  descendants of the late Minda de
                                  Gunzburg and as voting trustee under
                                  a certain voting trust agreement

                                  /s/ Guido Goldman
                                  -----------------
                                  DR. GUIDO GOLDMAN, as trustee under
                                  certain trusts for the benefit of
                                  descendants of the late Minda de
                                  Gunzburg and as voting trustee under
                                  a certain voting trust agreement


                                  /s/ Leonard M. Nelson
                                  ---------------------
                                  LEONARD M. NELSON, as trustee under
                                  certain trusts for the benefit of
                                  descendants of the late Minda de
                                  Gunzburg and as voting trustee under
                                  a certain voting trust agreement